EXHIBIT 99


Florida Rock Industries, Inc.
Q2 2007 Earnings Call
5/1/2007 10:00 AM

Florida Rock Industries, Inc. (FRK)
Q2 2007 Earnings Call
May 1, 2007

Operator: Excuse me everyone, we now have John Baker, President and CEO of Florida Rock Industries, Incorporated in conference. Please be aware that each of your lines is in a listen-only mode. At the conclusion of John Baker's presentation, we will open the floor for questions. At that time instructions will be given as to the procedure to follow if you would like to ask a question.

I would now like to turn the conference over to John Baker.
Mr. Baker you may begin.

<<John D. Baker President, Chief Executive Officer,
Director>>

Good morning, I am John Baker, President and CEO of Florida Rock and with me today are John Milton our Executive Vice President and Chief Financial Officer and Wally Patzke our Vice President and Chief Accounting Officer.
Before we begin, let me caution you that any statements in this call which relate to the future are by their nature subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include our ability to continue to mine at the Miami quarry following the recent court ruling invalidating our permit, risks and uncertainties related to approval and consummation of the proposed merger with Vulcan Materials Company, general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies.

Last night, we released our results for our second fiscal quarter ended March 31, 2007. Sales were down from last year's second quarter about 31.5% to $249,387,000 driven by volume decreases in all three business segments. Earnings were $26,210,000 or 39 cents per diluted share down 55 cents from a year ago. Our ready-mix concrete volumes were down 34% versus last year and our cement segment tracked that with a 34.7% decline. During the quarter, we idled our Newberry cement plant twice for a total of 39 days because of slow sales. We estimate that lost production cost us close to $4 to $5 million had we been able to produce and sell as normal.

Aggregate tons sold from our quarries were off 28% and concrete block was off 50%. The sudden and steep fall off in sales is driven by the decline in the housing market. At one time, more than 50% of our business was driven by home building. Today it is in the low thirties. We are heartened by the fact that housing permits in Florida, the state where we have traditionally done about two-thirds of our sales, have stabilized for the last three months and even upticked in March. Non- residential permits were up 18% this quarter in our markets versus last year and highway and infrastructure spending is strong especially in Florida. We are pleased by the recent announced spending bill enacted in Virginia which is sorely needed by us and the citizens of the state. Aggregate prices went up in January by 8 to 12% and stand 18% above last year. Ready-mix concrete prices are 5.7% ahead of last year and flat compared to the December quarter. We are seeing deterioration in pricing in the Florida market but previously backlogged work is keeping the averages up. Cement prices are down as we ship further and absorb freight to keep the Newberry plant running. We have entered into a much smaller import contract than last year and intend to replace those imports with Newberry production. Cement prices are also negatively affected as the high priced bagged masonry and stucco cements are particularly hard hit by the housing slow down. Selling, general and administrative costs were down 6 million in the quarter primarily because of lower incentive compensation and profit sharing. These numbers would have been lower yet, but for $3 million of expenses related to our proposed merger with Vulcan Materials. We remain on track with the merger having filed for antitrust approvals under the Hart-

Scott Rodino Act. The Department of Justice has issued a second request for information under that law and we are in the process of complying with it. We have filed our preliminary S-4 with the Securities and Exchange Commission and await comment on that. We believe we are still on track for a late summer closing. As always, we appreciate your interest in our company and are happy to answer any questions you may have at this time.

Operator: Thank you. I would like to - now I would like to open the floor for questions (Operators Instruction) Our first question comes from Barry Vogel from Barry Vogel and Associates.

<Q>: Good morning gentlemen.

<A>: Good morning Barry.

<Q>: You made a comment, John Baker, as you were rattling
off the things that you're supposed to do and in it I caught something about a court ruling, again it was very fast, and I don't know what it meant, something about a court ruling invalidating a Miami permit, what was that all about?

<A>: That is the Lake Belt hearing.  There is nothing new on that. I noticed as I was reading it might sound like something recent had happened. That's the thing we've been dealing with for a while.

<Q>: All right so that's nothing new?

<A>: That's nothing new.

<Q>: Okay. Now could you explain this comment you made about permits for homebuilding trending up, what can you explain that?

<A>: Sure, the department of labor puts out the figures and
I'm not looking at it right now, but the - as you can imagine the housing permits were trending down until about 3 months ago in Florida and then they flattened out for three months and then in March went up a little bit, still well below historical norms and obviously well below last year but you know an uptick which while we can't predict whether there's anything lasting about that, it certainly is the first sign we've seen of anything optimistic.

<Q>:  Alright, so that's a very slight sign.

<A>: That's right.  I think that's a fair characterization.

<Q>: Okay now could you tell us where are we in terms of
aggregate pricing? I have the figures for the quarter. Do you expect any change in aggregate pricing in the summer, you know in the summer time, when in the past you've been able to get you know multiple year pricing increases.

<A>: We do not think so.

<Q>: Okay so basically, would you hope that the pricing
would just stay the way it is?

<A>: Yeah that's exactly right.

<Q>: Okay and you made comments on cement pricing so perhaps
John Milton could come in here and tell us about cement pricing and break down the tons from Newberry, the tons from Lafarge and the calcium tons.

<A>: Okay bear with me one second.  In terms of the tons
from Newberry for the quarter, it's about 160,000 tons.
That's a little confusing Barry because we ship some clinker down to Port

Manatee and that's not quite cement yet when we ship it that way but it rounds off to just over a 160,000 tons and then in terms of calcium there were 77,000 tons.


<Q>: Okay and could you give us the average price of your
cement out of Newberry for the quarter?

<A>: [John Milton] Average price of cement out of Newberry
would have been $96.02.

<Q>: Okay, and could you give us the average price out of
Lafarge?

<A>: [John Milton] No, I can't because it's broken down too
many different ways, Barry.

<Q>: Okay.

<A>: [John Milton] Total cement average was $97.79.

<Q>: Yeah I got that on your wonderful press release.

<A>: [John Milton] Okay.

<Q>: Alright, I'm going to step out of queue.  Thank you
very much.

Operator: Thank you, our next question comes from David
Macgregor, Longbow Research.

<Q>: Hi, good morning, this is actually Garrick Schmoies in
for David. Could you just provide a little bit more color on the volume declines especially in the ready-mix and the aggregates, you talked about the cement and closing the Newberry Plant a couple of times last quarter, but is there something more going on besides residential construction falling off?

<A>: No there really isn't.   I don't think there's anything
other than that but I will tell you that in the last quarter the drop in residential construction in our market really was significant.

<Q>: Understood, you haven't seen any of your competitors
getting more aggressive on price for instance or losing market share because of that?

<A>: That's a great comment.  Yes, we have seen some of our
competitors get more aggressive. Our people feel like they have not lost market share. You wonder, but we feel like we are - as we go through market by market looking at the market share that, you know, we're within a point of where we traditionally have been.

<Q>: Okay very good and just also can you remind us how much of your cement business is bagged?

<A>: It's typically it would be 10% or 11%.  It's probably
8% now.

<Q>: Okay very good thank you very much.

Operator: Thank you. Our next question comes from John Fox, Fenimore Asset Management.

<Q>: Yeah.  Hi good morning everyone.  I had just a couple
of questions. John, the December quarter, I forget the exact words you used but you mentioned something about non-res maybe being a little weak in some areas and then this quarter of course you said it was up 18 so it's been very strong. Can you just talk about what's been going on in non-res and what you see right now?

<A>: Well we're seeing a lot of work in our Washington
markets.  We're seeing some more work in markets like
Jacksonville. You know where we're seeing the biggest weakness is in southwest Florida and Orlando but the home building is off everywhere and you're seeing spots where there's some non-res that's coming back.

<Q>: Okay and I'm just curious on the concrete block.  The
volumes are obviously off tremendously which is understood but prices are holding up very nicely. Do you have any thoughts on why that is?

<A>: You know John I think it looking at the press release
it looks better than it is.

<Q>: Okay.

<A>: I think we were you know at the peak we were probably
at a $1.50, $1.51. I'm going from memory so it's down to $1.38. We've seen some deterioration in the pricing.

<Q>: Okay that's all I had.  Thank you.

Operator: Thank you.  Our next question comes from Michael
Lucas, Appaloosa Management.

<Q>: Yeah, how are doing. One thing I'm trying to get my
hands around. It seems every analyst in this industry kinda just says that for cement and aggregates it's somewhere around 25% residential, 25% non-res and 50% public, you know roads and stuff. Would that be the fair make out for you guys because the map doesn't seem to fit in terms of the volume declines you had unless you had like a 15% to 16% decline in residential. So, I was just wondering if you could help me. You said non-res was up 18% for the quarter?

<A>: Yeah.

<Q>: But if you have that that's 25% and you have public
even up 5 or 10, to get to these negative moves, you obviously need 60, 70, 80% decreases in res, so I'm just curious, is it more residentially focused than 25%?

<A>: Yes it absolutely is historic - I mean if you went back to the peak of a year or two ago we might have been 50 or 55% residential, and it's trended down over the last couple of years to where it was about 45. Today it's you know in the low 30s. We have markets in southwest Florida where they're saying that residential's off 75%. I mean it's that kind of a slow down.

<Q>:  So, in your market, you guys are really residentially
focused?

<A>: We are very residentially - Florida is 2/3 of our
business and of course like it or not residential is a big part of that on a normalized basis.

<Q>: That's fine.  Thank you.  The one other thing is in
Miami I saw something that housing permits were like 170 and down to 107 now. And you're saying it's picking back up. Is it picking back up from that number? Not to just focus on one market but I thought the numbers were actually flat and still trending a little bit down.

<A>: They have turned a little bit up in March.

<Q>: Do you know what inventory is down there in Florida in
general?

<A>:  I do not.

<Q>: Okay.  All right.  Thank you very much.

Operator: Thank you.  Our next question comes from Alan
Mitrani, Tilden Lake Asset Management.

<Q>: Hi, thank you. Can you can give us an update as to
where you think you are regarding the land sales that Vulcan talked about, the 80 million they expect to have done, or you guys expected to have done before the deal were to close?

<A>: You stumped me on that one Alan. We do not plan to do
80 million of land sales.

<Q>: Okay. Am I wrong in my number?  I thought Vulcan
announced when they came out with the deal that they thought there would be somewhere close to 80 million maybe that.

<A>: I think what they're -- there is -- there was some
amount and knowing you, I bet you're right on your number.
There is significant excess land that is salable. Now wouldn't be the time to sell it though.

<Q>: Okay that's fine. And can you give us a sense, I mean I know business probably peaked what last year, April, do you think was really the peak for you guys?

<A>: March or April.

<Q>: March or April. So you're starting to get, I mean it's
a relative terms, you're going to start to get into easier comps. Is this you know, can you read into, it's sort of weird, I'm sorry I'm struggling on how to phrase it, buy you see Rinker sell the company, even though they were resisting. I see you guys sold out. A lot of people didn't think you would. Can we read into this to think that the downturn is going to be a little longer than you initially thought or is this just the way you thought it would play out and it probably be another year of weakness and then we'll get a lot easier comps and business can trend back up.

<A>: No, I wouldn't read that into it at all. And I will --
as I have told you and the others on this call, we're not any good at predicting how long these things are going to last or how deep they're going to go. We do believe that it is an inventory issue and perhaps a spike down like we've had in the last quarter quickens the recovery, but without speculating on that, I feel like you've got inventory issues, that's going to be corrected through absorption and then you'll go back to normalized business, whether that's 6 months or a year, I'm not sure, but I wouldn't read into Rinker's actions or our agreement to sell anything along those lines because we are -- I don't know about them, but we are very positive about the long-term future of Florida.

<Q>: Okay, can you give us an update on the second cement -
the cement expansion? Where are you, how much have you spent and is it trending on time or getting delayed?

<A>: No it's on time. We expect to have it done in July,
August of '08 which is on time. It is on budget. I don't have the number exactly on where we are in that spending cycle, but we're probably 40% into it, 30-40% into it, something like that.

<A>: And the spending, that's one of those projects where
spend pretty much ratably according to time.

<Q>: And John Milton can you remind us of what you think
CapEx is going to be this year, the year ending in September and then if you have an estimate for the following year, I realize you won't be the ones controlling the assets but have there been any changes regarding the CapEx plan now that Vulcan is going to take the company over?

<A>: Well we haven't made an official change, we had
originally had CapEx in this year's budget of 345 million
Alan, and I think through the quarter - through the first half of the year we'd spent about 152 of that. So, I'm not sure that we will quite, if our history is any good, we won't quite make the 345, but we haven't made any official announcement to slow any of those projects as a result of the transaction.

<Q>: Great, thank you. And thank you very much for your
honesty and straight forwardness on all these calls. We'll miss the conference calls.

Operator: Thank you. Our next question comes from Thomas
Riga, Fairlawn Capital.

<Q>: Hi John, thanks for taking my question.

<A>: Glad to.

<Q>: Just to hone in on a question that was asked before, if we just focus on your aggregates and your cement business, what is the breakdown of the end markets between I guess infrastructure, non-res and res?

<A>: Okay. First of all let me give you a great big caveat
and that is we don't try to measure the end markets of aggregates and cement because we have no idea where they go and we deliver it to a asphalt plant or a concrete plant but that's about all you can tell. So what we have historically done is assumed that the usage of our products is pretty well going to track our concrete markets and the reason we think that's a decent assumption is because we are very very concrete focused as far as our customer base. So, having said that, I think it's very safe to assume that our cement is going to exactly track our Florida breakdown of endusers. I think and I am going from memory last quarter, we figured we were about 34% residential and maybe split a little bit more towards highway and then non-residential filling in the balance.

<Q>: Thank you.

<A>: Okay. And aggregates in Florida again, I think we come
awfully close to tracking those same numbers. Half our aggregates in Florida is sand which is a perfect proxy for concrete and our stone operations again go very heavily in our ready-mix so I think the Florida part which is half of our aggregates would track those numbers that you just said. The other half of our aggregates which is in Georgia, Virginia and Maryland is more like the traditional 50% highway, 25% residential, 25% commercial.

<Q>: Perfect. Thank you.

Operator: Thank you. Our next question comes from Tom
Brinkmann, Davenport & Company.

<Q>: Good morning gentlemen.

<A>: Hello Tom.

<Q>: Just wondering if you could give us first of all any
guidance on you know for DDA and I know you already talked about CapEx and maybe tax rate and where the synergies are going to come from if the acquisition does go through as successful you know whether it's going to be cost of goods sold or just other operating expenses and the SG&A line?

<A>: Okay.  Why don't - John Milton, why don't you give him
the DD&A? The depreciation and amortization for this year is supposed to be about 84 million and tracking right on target right now with CapEx that's still looks to be a viable number. Wally, you want to comment on the tax rate. I think our tax rate you know we're projecting our tax rate through the end of the year based on our income through the end of the year, so we currently expect out tax rate to stay at that 35.8% for the year.

<Q>: And then as you talk about the synergies, I think it's
several things where we believe that there are gonna be synergies, one is in purchasing. Vulcan's got an excellent purchasing function and obviously more heft as far as dealing with suppliers than we do. We feel like there will be significant SG&A savings, really G&A savings, and I believe the number was $50 million a year total.

<Q>: Okay and do you see you know the DDA changing at all if the companies are combined or is it just going to be a matter of you know the sum of the parts will be the same as the whole?

<A>: Well they will have to do an allocation of purchase
price and you know depending on how that allocation of purchase price is allocated to the assets they could have some change in deprecation expense but I don't know how to estimate that.

<Q>: Okay.

<A>: I bet you if you dial their number in about an hour
they'd know.

<Q>: I'll be sure to do that.

<A>: Okay.

<Q>: Um, also I'm just wondering if you're going to be able
to really your own operations will make good use of Vulcan's ability to ship in aggregates across the Gulf of Mexico from the Yucatan Peninsula facility or if you already have enough aggregate reserves along the western coast of Florida to make good on that or is that going to be able to benefit you at all.

<A>: No.  I think it will benefit us.  It obviously benefits us a whole lot more if there's anything that happens with the Lake Belt and Miami. There is no question about that, but I think we can take their stone into Tampa and Jacksonville and take our own stone and spread it out into the other markets and pickup something on both of them, but the real, real kick is if something were to happen with the Lake Belt.

<Q>: Okay. Do you have - I know your website slides show the
Florida DOT budget again you state it as of July 2006. Do you have any update on what the Florida DOT construction budget is for this year?

<A>: Really don't at this time.  That normally comes out at
the beginning of July every year and we don't get progress reports along the way, so that's just was the best guess we were given by the personnel at the DOT, I think back in September. The legislature is still in session and that's the determining body.

<Q>: Okay. I got it and last question you made reference in
your press release to aggregates slides on your website that show volume and pricing trends for January, but the slides that I just got off your website only go up through December. I'm wondering are you still going to post the January numbers or am I missing something?

<A>: Oh you're not missing anything.  They're being posted
as we speak.  They will be there shortly.

<Q>: Okay. Thank you very much.

Operator: Thank you.  Our next question comes from Trip
Rodgers, Carlson Capital.

<Q>: Hi good morning?

<A>: I didn't know you were still alive.

<Q>: I am still around.  I just don't have to ask questions
any more as much. It's kind of nice. Um, John, can you talk about what you see in trends for spot markets in imported cement into Florida or you know I'm not even sure there's a spot market right now in imported cement.

<A>: Trip, let me sort of respond to you.  We have tied up a deal that I don't think is spot market and but it's also not very big either probably about a couple 100,000 tons. The numbers we have seen when we talk to the Chinese or the Koreans and people like that I mean it's you know in the 80s sometimes the high 80s for cement.

<Q>: Has that number been going up recently with freight
rates?

<A>: Yes, it's been going up.  I'm not sure whether its
freight rates or cement but it's been going up.

<Q>: All right, okay with aggregate prices up and cement and concrete prices trending down it would seem like some of the independent players out there particularly in the nonconsolidated markets would see quite a bit of margin squeeze. Have you seen anybody exiting the market? Is that something that you would expect to see, less competition actually as this downturn continues?

<A>: Not yet.  The margins are not squeezed to the point
where the people aren't still making money in the business so I don't think that you would expect to see any exit yet.

<Q>: Okay and just one other question.  You mentioned bagged cement in your press release. How much is bagged cement of the total right now for you guys?

<A>: It's about 8%.

<Q>: Okay, great. Thanks a lot.  Good luck to you guys.

<A>: Thank you.

Operator: Thank you.  Our next question comes from Jack
Kasprzak of BB&T Capital Markets.

<Q>: Thanks. Good morning everyone.

<A>: Good morning, Jack.

<Q>: I guess my question was following up a little bit on
Trip's - uh - part of Trip's last question in terms of competition in the market. And I was just wondering stepping back and looking at Florida in terms of the big picture. We know there's cement capacity being added in the state for the next couple of years. But across all the products, is there more capacity, following a big run in housing and demand over the last few years. Is there more capacity in general in the state such that for the same amount of sales you guys would not earn the same margin of return that perhaps you earned at the peak of the cycle?

<A>: Let me talk to you segment by segment. In aggregates, I don't think there is any significant additions of capacity. Now in cement, there is no significant addition to capacity today as we know there will be some in a year or two, but today there is not significant capacity additions. There is some squeeze in import prices going up and cement prices not going up. There is the situation for us for example as we shipped to a lot of integrated producers and of course when the market scales back, they scale us back and don't scale themselves back. So if the market goes down 10%, we may see a substantially bigger decrease than that in our cement in half. I think that's played out at this point. In the concrete business there were some significant concrete, there were several concrete plants built in the Fort Myers area. But if you go throughout the rest of the state there were a few block plants built but not a lot of ready-mix plants. There was also consolidation in the ready-mix business in the state. Rinker and Tarmac both made significant acquisitions. So the exception of the Fort Myers market which is awfully bloody right now, I would say not a whole lot of capacity added.

<Q>: Okay so given the shift in mix that you described,
John, housing was 50% at the peak or so and now it's closer to a third. If it were to stay there over the next few years the current mix maybe housing doesn't get lit on fire the way it has the last few years. Does that have any implications for margins?

<A>: I don't think so.

<A>: This quarter is different.

<A>: I think we're you know, you make as much money on
commercial as you do on residential generally in this business if that's the question.

<Q>: Essentially. And then lastly, just in terms of how the
quarter tracked, were you guys somewhat surprised over the course of the March quarter at the severity of the volume declines I mean typically March, not necessarily in Florida given the mild weather, but typically March is the biggest month of that quarter, was March for example a lot worse as the month played out than perhaps you had expected or was this pretty much what you thought you would get?

<A>: Now, I think what happened to us, the answer is yes, we were surprised.

<Q>: Okay.

<A>: If I had to track the sign wave of emotions that we've
had as we've looked at this business for the last three months. January and February we saw weakness in Florida, we saw significant weakness up North and our people felt like it was largely weather driven. A year ago we had fabulous weather up north. Obviously we had great backlogs and we're very busy and so this winter quarter was really as good as the spring or summer quarter for us last year. And so, some of the toughness you see in this quarter was a bad comparison, January and February having normal winter this year versus not a year ago. As we looked at March, we thought March would come back stronger and it didn't.

<Q>: Great, okay. Fair enough. Thanks and I'd like to
reiterate Alan's comment if this is your last public conference call, I appreciate all the candor and transparency over the years, so thanks very much.

<A>: Thank you. I bet you we have another one.

<Q>: Well, then I'll have plenty of questions again.

<A>: Great.

Operator: Thank you. Our next question comes from Barry
Vogel, Barry Vogel and Associates.

<Q - Barry Vogel>: John Baker, could you elaborate a little
bit more on the cement situation. First of all, as far as the announced expansion, can you tell us to the best of your knowledge who they are right now and are they continuing to go forward, that's my first question?

<A>: Okay. To the best of my knowledge you've got - in
Florida you've got Votorantin and you have a company called
American Cement which is CRH and Stivola is a joint venture, I think those two are going forward.

<Q - Barry Vogel>: How much - how big are their
announcements for those two?

<A>: I think there were about a million each.

<Q - Barry Vogel>: Okay. And the third one if there is one?

<A>: Well you have Rinker who is, they're going forward with theirs, we're going forward with ours, though in both cases, I think of those two as replacing imports rather than where as the others are going to be really new entrants.

<Q - Barry Vogel>: All right. And Rinker is for a million as well as yours approximately.

<A>: Yeah I think ours is 800, I know ours is 800.

<Q - Barry Vogel>: Okay. So right now as far as you know
they're still going forward?

<A>: Yes sir.

<Q - Barry Vogel>: Okay. As far as the days lost of 39 days
that's a big number. Have you been continuing - have you been losing days in the month of April?

<A>: No, no. We will have an 8 day outage sometime this
quarter that is scheduled for repairs. We believe that we will get to that without further shutdowns. We picked up some business through some trades that should help us. I'm not completely confident that we won't have further shutdowns this year but they'll be a lot less frequent than the 39 days in a quarter.


<Q - Barry Vogel>: So, you think that the 39 days will
probably be a peak of lost days in any quarter.

<A>: You never say never but it better be.

<Q - Barry Vogel>: As far as your operating rate in the 2nd
quarter in your cement mill, what was it, in your cement mill, in your cement plants?

<A>:  Let me - I'm not sure I understand your question.  We
-

<Q - Barry Vogel>: Limitation of capacity

<A>: We do about 2400 tons per day and we ran 92 minus 39.
You're good with math.

<Q - Barry Vogel>:  92 times 39?

<A>: Yup.

<Q - Barry Vogel>: That'll be the lost tonnage?

<A>: No, it would be about 53 days that we ran out of the 92

<Q - Barry Vogel>: Alright 53 days, okay, Alright, thank
you..

<A>: Okay.

Operator:  Thank you. Our next question comes from Louis
Sparks, Chesapeake Partners.


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<Q>: Okay, it's Louis Sarkes.  Just to clarify a question
before to make sure I heard correctly. I heard you talk about the mix in - outside of Florida as being about 50% infrastructure and then 25% each non-res and residential and what I thought I heard in Florida if you had a guess, it would break down to be about a third for each segment. Did I hear correctly?

<A>: Yeah, and let me elaborate.

<Q>:  Okay.

<A>: That question had to do with aggregates.

<Q>:  Uh Hum

<A>: And so I think that comment is fair on aggregates.  In
our concrete operations in Virginia, probably a third, a third, a third there too.

<Q>:  Okay, okay.  Thank you.

Operator:  Thank you.  Our next question comes from John
Fox, Fenimore Asset Management.

<Q>: Yeah, I had two other questions, I just wanted to
clarify on aggregates, John, you said basically pricing the $9.10 that you reported this quarter, you don't see additional price increases that is kind of the run rate at this point?

<A>: Yes, I think that's correct.

<Q>: Okay and could you just help educate me on the cement
business with the bagged cement, the significance of that is the home builders use that a lot or what is the exact bagged cement and how is it used?

<A>: We sell masonry cement which is the biggest bagged
product we have and of course that goes into a block, we sell that with our block so if you're constructing block homes, you're using masonry cement as your mortar.

<Q>: Okay.

<A>: And as I mentioned, our block sales are down 50% and so that's what has happened to the masonry cement as well.

<Q>: Okay and that's in the bagged category you talked
about?

<A>: That's right, they mix it at the job site and use it
for mortar.

<Q>: Alright, that's very helpful and then on the concrete
side, given the decline in operating profits there, obviously volumes are down, are you anticipating doing something on the cost side going forward there at this point.

<A>:  Absolutely, I would say we have our head count
unfortunately is which at the peak was about 3566 is about
3129 today.  An awful lot of that is concrete related.

<Q>: Okay.

<A>:  We've cut back hours on our guys.  We have shut some
plants. We've taken block plants back to one shift. The problem that you have is the business is still spread over the day and you have a whole lot less leverage with your customers as to when what time of day, if they say they


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want it at 12:00, you bring it at 12, whereas a year ago we'd tell them when we could get to them and we were much more efficient.

<Q>: Right, okay.  Thank you.

Operator:  Thank you.  Our next question comes from Dean
Osovsky, Credit Suisse.

<Q - Dean Osovsky>: Hi, good morning, I just wanted to ask
you about where you stand with your anti-trust review on the transaction. As I understand it, the second request was issued on April 11, and I would have thought given the time frame that we just experienced in the Rinker/ Cemex situation that you would be able to and because of the more limited overlap that you would be able to get through there in the Julyish time frame. Is that fair, is that the expectation or do you have a different expectation?

<A>:  We've said from the very beginning, July or August,
that is, I've gone back and counted on my fingers and come up with the same thing using Cemex, Rinker's time delays so right now that's as good a guess as we have.

<Q - Dean Osovsky>: I just know that you said you thought
you might be doing another call and I did the math and I said "well, I guess that would be true if this happened in August, but there is certainly a possibility it could happen in July, but I guess that's just splitting hairs.

<A>: I'm hoping we don't do another call.  I enjoy talking
to you guys.

<Q - Dean Osovsky>: Well, it's been fun, well thank you.

Operator:  Thank you.  Our next question comes from Alan
Mitrani, Tilden Lake Asset Management.

<Q - Alan Mitrani>: After your last call, after the Vulcan
deal was announced, there were some press releases regarding Florida regarding Disney World that they were going to be planning a large expansion with a new Four Seasons Hotel, new golf courses. I know the last time Disney World expanded many years ago, it was a good boom for your business. Can you just give us any update whether you've spoken with the Disney people, whether you've had a chance to look at some of their plans, whether you have any sense of what the impact could be on your business. I realize it's not one-quarter impact now but a multi-year impact that Vulcan will benefit from. If you could just talk to that, I'd appreciate it.

<A>:  Obviously, the Disney business helps that market and
brings it back. I have not had any discussions with the Disney people other than just what you have said. We have not bid on anything so that's going to be work in the future. You know in normal times Disney saw doing stuff, that's almost when it isn't normal, when they're not doing stuff, that's been a very very vibrant market for us, we've got a plant we built I think two or three years ago that is very close to Disney and can service that business, obviously, as have others. So, anything that'll happen will be competitive but that's just a big market and one that is not cooking at a very high boil right now. So, we look forward to it.

<Q - Alan Mitrani>: Okay, thank you.

Operator: Thank you. (Operator Instructions). Our next question comes from Mike Betts, J.P. Morgan.

<Q - Mike Vets>: Yes, I had a couple of questions and
apologies if you've answered them just tell me because I got cut off in the middle. My first question was, and I'm sure you've seen the numbers, John, Rinker reports an 11% decline in operating profits for the quarter. You were down 55%. I guess there are some regional differences. That was the U.S. number for Rinker. I guess there are some regional differences, particularly what you've said earlier on the call about the north, but are there major product differences that I should be aware of or geographic differences within the Florida market that might also explain that difference in result? My second question was, I think you mentioned that the prices that we're seeing in the press release obviously reflected some earlier contracts. I wonder if you could give me some idea if you were looking on a spot basis of that trend in ready-mix concrete prices at the moment, I mean actually on the spot basis I guess would it have been down in the quarter

<A>:  Your first question is one that you can rest assured
that we have looked at very closely about what's different between us and Rinker. I think they have been very very aggressive. I give them a lot of credit for going in and really chopping costs in a very draconian and severe way. I think, just frankly I think they were trying to put some numbers up and were fighting for their lives and did a very good job. We have looked at it on a longer term basis and have not been as draconian, though as I mentioned we have 4 or 500 fewer people. Yeah, I think the weather in the North adds to some degree of that. I think in some of their markets it did not fall off as quickly as ours did. So, I think the answer is a combination of things I think they've done, they've reacted very quickly, perhaps more quickly than us and more deeply than we have chosen to right size their business and I think you do have different markets so it's both of those things. As we look forward on what concrete prices would be, it's hard for me to say just how - what the trend would be if everything we bid today would be accurate because I've been saying this for what seems like six months now and the numbers have not fallen whatsoever. So, I really feel like the best I can do is give you a sense that they will decline over the next couple of quarters. I don't think it's going to be huge but I think they will decline.

<Q - Mike Vets - >: Okay, thanks very much.

Operator:  Thank you.  (Operator Instructions)

Gentlemen at this time there are no further questions.

<A>:  Okay, I want to thank all of you all for joining us
today. I'm disappointed in these numbers and I'm not here to predict the market but I am here to predict it. I think we can do better this market than we did in this quarter. The short-term that we're looking at is you know for a housing slow down, the long term that we're looking at whether it begins six months or a year from now is an awfully pretty picture. We're looking forward to our merger
with Vulcan.   We think the synergies are great and we think
the culture are great, and we think we'll deliver you an awfully fine company. I appreciate your interest in us over all the years and if we don't talk to you again, I thank you, and if not, I will see you next time. Thanks.



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